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                                                                Exhibit 13



                              PURCHASE AGREEMENT



     Prudential Diversified Funds (the Trust), a Delaware business trust registered as an open-end, diversified management investment company, and Prudential Investments Fund Management LLC, a New York limited liability company (PIFM), intending to be legally bound, hereby agree as follows:

     1. In order to provide the Trust with its initial capital, the Trust hereby sells to PIFM, and PIFM hereby purchases, (i) 750 shares of beneficial interest of each of Class A, Class B, Class C and Class Z of the Prudential Diversified Conservative Growth Fund; (ii) 750 shares of beneficial interest of each of Class A, Class B, Class C and Class Z of the Prudential Diversified Moderate Growth Fund; and (iii) 1,000 shares of beneficial interest of each of Class A, Class B, Class C and Class Z of the Prudential Diversified High Growth Fund (collectively with the shares referenced in (i) and (ii) above, the "Shares"), in each case at the net asset value per share of $10.00. The Trust hereby acknowledges receipt from PIFM of funds in the amount of $100,000 in full payment for the Shares.

     2. PIFM represents and warrants to the Trust that the Shares are being acquired for investment purposes and not with a view to distribution thereof and that PIFM has no present intention to redeem and dispose of any of the Shares.

     3. PIFM hereby agrees that it will not redeem any of the Shares except in direct proportion to the amortization of organizational expenses by the Trust. In the event that the Trust liquidates before deferred organizational expenses are fully amortized, then the Shares shall bear their proportionate share of such unamortized organizational expenses.

     IN WITNESS THEREOF, the parties have executed this agreement as of the ___ th day of ___________, 199_.





                                     Prudential Diversified Funds


                                     By ______________________________



                                     Prudential Investments Fund Management LLC


                                     By ______________________________